Exhibit 10.2

Amy Rawlings

c/o Zynga Inc.

Re: Appointment to S16 Officer

Dear Amy,

Zynga Inc. (the “Company”) is pleased to confirm your appointment by the Board of Directors as a Section 16 reporting officer, serving as Chief Accounting Officer and principal accounting officer of the Company.  This letter details your position with the Company and renews our commitment to you as a highly-valued employee. Congratulations! Here are the details:

(1)

Effective August 2, 2021, you will be appointed as Zynga’s Chief Accounting Officer (principal accounting officer).

(2)

Your annual base salary is $270,000, less all applicable taxes and deductions required by law. Your salary will be subject to periodic review and adjustment in accordance with the Company’s then-current policies.

(3)

Annual Company Bonus. You will be eligible to participate in the Company’s annual bonus program, subject to the terms, conditions, and eligibility requirements of that program. Your target bonus is equal to 35% of your annual base salary. Whether you receive an annual bonus for any given bonus period, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon the terms and conditions set forth in the applicable bonus program.

(4)

Zynga Stock Units. Subject the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant (the “Plan”), you will be eligible to receive future Zynga restricted stock units (“RSUs”) awards.

(5)

All other terms and conditions of your employment with the Company, including those contained in your initial Offer Letter and Employee Invention Assignment and Confidentiality Agreement, which you signed, will remain unchanged.

This is an excellent opportunity for you to continue your contribution to the Company and remain a vital part of our future.

Very truly yours,

ZYNGA INC.

/s/ Jeff Ryan

Jeff Ryan

Chief People Officer

By accepting this appointment letter from Zynga Inc., I agree to abide by the terms and conditions set out in the above letter, my original offer letter, and any and all policies and regulations of the Company as may be amended from time to time.

Nothing in this letter alters the other terms and conditions of my employment with Zynga and nothing alters the at-will nature of my employment relationship.  This means that both I and Zynga have the right to terminate my employment for any reason, at any time, with or without notice, and with or without cause.

/s/ Amy Rawlings	July 30, 2021
Amy Rawlings	Date